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                                                                     Exhibit 5.1

                       [Mayer, Brown & Platt letterhead]

                                                                  main telephone
                                                                  (312) 782-0600
                                                                  main fax
                                                                  (312) 701-7711

                               October 26, 2001

The Board of Trustees
Archstone Communities Trust
7670 South Chester Street, Suite 100
Englewood, Colorado 80112

Gentlemen:

We have acted as special counsel to Archstone Communities Trust, a Maryland real estate investment trust ("Archstone"), in connection with the registration of Class A-1 Common Shares of Beneficial Interest, par value $0.01 per share (the "Securities"), of Archstone in connection with the merger (the "Merger") of Charles E. Smith Residential Realty L.P., a Delaware limited partnership ("Smith Partnership"), with and into Archstone pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2001 (the "Merger Agreement"), among Archstone, Archstone-Smith Trust (formerly known as New Garden Residential Trust), a Maryland real estate investment trust, Charles E. Smith Residential Realty, Inc., a Maryland corporation, and Smith Partnership, and the other transactions as described in Archstone's two Registration Statements on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statements").

The Securities are to be issued under Archstone's Amended and Restated Declaration of Trust (the "Declaration of Trust"), to be filed with the State Department of Assessments and Taxation of Maryland, the form of which has been filed as an exhibit to the Registration Statements. For purposes of this opinion, we have assumed that the Declaration of Trust will be filed with and accepted for record by the State Department of Assessments and Taxation of Maryland prior to the issuance of the Securities.

As special counsel to Archstone, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statements, the Merger Agreement, the Declaration of Trust, Archstone's Bylaws, as proposed to be amended and restated, resolutions of Archstone's Board of Trustees and committees thereof (the "Board") and such Archstone records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of Archstone. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of authentic original documents of all documents submitted to us as copies.


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The Board of Trustees
Archstone Communities Trust
October 26, 2001
Page 2


Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Securities have been duly authorized and, subject to approval of the Merger Agreement and the Merger by the shareholders of Archstone and when and if delivered in the manner described in the Merger Agreement and the resolutions of the Board, will be legally issued, fully paid and, nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

                                       Very truly yours,

                                       /s/ Mayer, Brown & Platt

                                       MAYER, BROWN & PLATT